Exhibit 99.1

WL ROSS HOLDING CORP. ANNOUNCES $182.6 MILLION INVESTMENT

BY FIRST PACIFIC ADVISORS, LLC

New York, NY, May 24, 2016. – WL Ross Holding Corp. (NASDAQ: WLRH) (the “Company”) announced today that First Pacific Advisors, LLC, on behalf of certain clients (“FPA”), has agreed to invest $182.6 million in WL Ross Holding Corp. (to be known as Nexeo Solutions, Inc.) in the form of a private placement. The investment comprises 18.26 million shares of newly issued common stock at $10 per share contingent upon the completion of the Company’s acquisition of Nexeo. Proceeds are expected to be used to fund stockholder redemptions and, pursuant to the merger agreement to acquire Nexeo, fund a cash payment to selling equityholders of Nexeo in lieu of shares such selling equityholders would have otherwise received as consideration for the acquisition. The investment represents an approximately 20% beneficial ownership stake in Nexeo and will not result in any dilution to the public stockholders of the Company. The investment will include approximately 3.765 million founder shares from WL Ross Sponsor LLC, the Company’s sponsor, a portion of which would have been otherwise allocated to selling equityholders of Nexeo as part of the acquisition, and approximately 225 thousand shares of common stock that WL Ross Sponsor would have otherwise received in exchange for its private placement warrants as part of the acquisition.

The 18.26 million shares of common stock issued in the private placement will be subject to a lock-up commencing from the date of the closing of the private placement, which is expected to occur on or around the time of the closing of the Company’s acquisition of Nexeo, and ending 180 days thereafter. The founder shares and newly issued shares transferred by the Company’s sponsor will also remain subject to the transfer and lock-up restrictions imposed on such shares in the acquisition.

Wilbur Ross, Chairman of the Company, said, “We are delighted that as well regarded an investor as FPA is taking a major position in our Company. We believe the level of diligence they have done over the past few weeks validates our own investment thesis and we look forward to their long term interest in Nexeo.”

Brian Selmo, a Partner at FPA said, “We appreciate the opportunity to participate in this transaction with Wilbur Ross and look forward to supporting the Nexeo management team as they continue to strengthen and grow their business.”

No changes in the Board of Directors will result from the FPA transaction and Nexeo’s management team will maintain their ownership position in the combined company.

The investment by FPA completes the $225 million private placement equity capital raise that the Company described in its proxy statement filed on May 9, 2016 with the Securities and Exchange Commission.

About WL Ross Holding Corp.

WL Ross Holding Corp. is a Special Purpose Acquisition Company sponsored by WL Ross Sponsor LLC, an affiliate of WL Ross & Co. LLC, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or assets. WL Ross Holding Corp. completed its initial public offering in June 2014, raising approximately $500 million in cash proceeds. WL Ross Holding Corp.’s officers and certain of its directors are affiliated with WL Ross & Co. LLC. Founded in 2000, WL Ross& Co. LLC is a global value oriented private equity firm which seeks niche opportunities in markets where it believes its knowledge, insight and experience offers an advantage in assessing and cultivating new investment opportunities.

About First Pacific Advisors, LLC

FPA is an independently owned Los Angeles-based institutional money management firm, employs a disciplined approach to value investing, prudently seeking superior long-term returns while maintaining a focus on capital preservation. FPA currently manages approximately $29 billion across multiple strategies, including five equity and one fixed income.

Additional Information about the Transaction and Where to Find It

In connection with the proposed acquisition of Nexeo Solutions Holdings, LLC and other matters, the Company has filed a proxy statement with the SEC on May 9, 2016 and, on May 9, 2016 commenced mailing the definitive proxy statement and other relevant documents to its stockholders as of the May 5, 2016 record date for the special meeting, and filed a revision to the proxy statement with the SEC on May 18, 2016. Investors and security holders of the Company are advised to read the definitive proxy statement and other relevant documents that have been or will be filed with the SEC in connection with the Company’s solicitation of proxies for its stockholders’ meeting to be held to approve the proposed acquisition of Nexeo Solutions Holdings, LLC, among other matters, because the definitive proxy contains important information about the proposed acquisition of Nexeo Solutions Holdings, LLC and the parties to the proposed acquisition of Nexeo Solutions Holdings, LLC. Stockholders may also obtain a copy of the definitive proxy statement, as well as other relevant documents that have been or will be filed with the SEC, without charge, at the SEC’s website at www.sec.gov or by directing a request to: WL Ross Holding Corp., c/o WL Ross & Co. LLC, 1166 Avenue of the Americas, 25th Floor, New York, New York 10036, e-mail: WLRHolding@wlross.com, Attn: Tony Reina (Legal Department).

If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow & Co., LLC at:  Morrow & Co., LLC, 470 West Avenue, 3rd Floor, Stamford, CT 06902, phone: (800) 662-5200 (banks and brokers call collect at: (203) 658-9400), email: WLRoss.info@morrowco.com.

Participants in Solicitation

The Company, Nexeo Solutions Holdings, LLC, and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Company stockholders in connection with the proposed acquisition of Nexeo Solutions Holdings, LLC. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to the Company’s stockholders in connection with the proposed acquisition of Nexeo Solutions Holdings, LLC, and a description of their direct and indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement for the proposed acquisition of Nexeo Solutions Holdings, LLC, which has been filed with the SEC. Information concerning the interests of the Company’s and Nexeo Solutions Holdings, LLC’s participants in the solicitation, which may, in some cases, be different than those of the Company’s and Nexeo Solutions Holdings, LLC’s stockholders generally, is also set forth in the definitive proxy statement relating to the proposed acquisition of Nexeo Solutions Holdings, LLC.